As Filed Pursuant to Rule 424(b)(5)

Registration No. 333-276246

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 11, 2024 and

Prospectus Supplement dated December 31, 2024)

Up to $14,500,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated January 11, 2024, filed as a part of our registration statement on Form S-3 (File No. 333-276246), as supplemented by our prospectus supplement dated December 31, 2024 (the “Prior Prospectus”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our common stock, par value $0.001 per share (the “common stock”), from time to time pursuant to the terms of that certain Capital on DemandTM Sales Agreement, between JonesTrading Institutional Services LLC (“Jones”), acting as the agent, and us (the “Sales Agreement”). Through the date hereof, we have sold 1,708,124 shares of common stock under the Sales Agreement pursuant to the Prior Prospectus.

We are filing this prospectus supplement to amend the Prior Prospectus to update our public float and indicate that, since our public float is above $75.0 million, we are no longer subject to the sales limitations of General Instruction I.B.6 of Form S-3 with respect to the registration statement of which the Prior Prospectus, as amended hereby, forms a part. As of September 2, 2025, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $87,168,697, which was calculated based on 23,622,953 shares of our outstanding common stock held by non-affiliates at a price of $3.69 per share, the closing price of our common stock on July 8, 2025. If we become subject to the limitations of such General Instruction I.B.6 in the future, we will file another supplement to this prospectus. Accordingly, because we are no longer subject to the sales limitations of such General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $14,500,000 from time to time through Jones.

Our common stock is listed on the NYSE American under the symbol “USBC.” On September 4, 2025, the last reported sale price of our common stock on the NYSE American was $0.74 per share.

Investing in our common stock involves a high degree of risk. You should read carefully and consider the “Risk Factors” referenced on page S-8 of the ATM Prospectus and the risk factors described in other documents incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is September 5, 2025.